Exhibit 99
Susquehanna Media Co. – Third Quarter 2005 Results
November 11, 2005
     York, PA – Susquehanna Media Co. (Media) reported $111.2 million consolidated revenues for its third quarter ended September 30, 2005. Revenues increased $2.8 million or 3% compared to third quarter 2004. Operating income was $21.6 million, a $0.5 million or 2% increase over the same period in 2004. Most of the improvement in operating income was attributable to Cable operations.
     For the nine months ended September 30, 2005, consolidated revenues were $320.3 million, a $13.7 million or 4% increase over the first nine months of 2004. Half of the revenues increase was attributable to a full nine months operation of the Carmel cable system in 2005 compared to its 2004 operations, which began on its March 9, 2004 acquisition date. Operating income was $53.9 million, a decrease of $5.5 million or 9% less than the same period in 2004. Operating income for the nine months ended September 30, 2005 was adversely impacted by a $2.1 million second quarter impairment charge related to Susquehanna Technologies (“SusQtech”).
     On October 31, 2005, Media’s corporate Parent, Susquehanna Pfaltzgraff Co. (“SPC” or “Parent”), announced a definitive agreement to sell Media’s Radio operations to an investment group lead by Cumulus Media, Inc. for approximately $1.2 billion cash. Concurrently, Media announced a definitive agreement to sell the assets of its Cable business to Comcast Corporation for $775.0 million cash. The closings are expected to occur during the first half of 2006.
     On October 1, 2005, Media sold its partnership interest in Susquehanna Adelphia Business Solutions to TelCove (formerly Adelphia Business Solutions) for $2.3 million cash. Media’s Cable business received $4.0 million cash in an agreement that leased TelCove certain fiber optic facilities for 20 years.
     During second quarter, Media recognized an impairment loss on SusQtech’s tangible and intangible assets of $2.1 million and also recognized a $0.7 million write down of accounts receivable and other current assets. As of September 30, 2005, the disposition of SusQtech was completed and no further loss was incurred.
     On January 26, 2005, the United States District Court for the Northern District of Georgia granted summary judgment in favor of Bridge Capital Investors (“BCI”), which had sued Media for $10.0 million alleging breach of contract and unjust enrichment in connection with Media’s acquisition of WHMA-FM, now WWWQ-FM, located in Atlanta. The summary judgment granted BCI $10.0 million plus interest at 9% from January 22, 2001 and recovery of attorney’s costs. On February 22, 2005, Media appealed the judgment. Interest expense for the nine months ended September 30, 2005 includes $0.7 million interest related to this judgment.
Radio
     Third quarter 2005 revenues of $62.0 million were $0.7 million or 1% higher than third quarter 2004. Radio’s operating income was $15.9 million, a decrease of $1.4 million or 8% compared to third quarter 2004. The drop in Radio’s operating income was directly attributable to increases in operating and programming expenses related to scheduled sports broadcasting rights increases, a major non-air event and contract talent cost increases.
     For the nine months ended September 30, 2005, Radio revenues were $172.7 million, a $0.5 million increase over the same period in 2004. Operating income for the nine months was $42.1 million, a $3.0 million decrease from 2004. Operating and programming expenses increased $3.2 million or 6%, due primarily to scheduled sports broadcast rights increases, a major non-air event and contract talent cost increases.
Cable
     Third quarter 2005 revenues totaled $49.0 million, a $2.8 million or 6% increase over third quarter 2004. Operating income of $6.4 million was an increase of $2.1 million or 49% from 2004 to 2005. Digital video recorders (DVR) have been launched in all markets. DVR penetration as a percentage of digital customers was 9.0% as of September 30, 2005. Improved operating income was also attributable to decreased amortization related to the Carmel subscriber list intangible asset (which decreases annually consistent with the subscriber erosion assumption used in initially valuing the list).
     For the nine months ended September 30, 2005, Cable revenues were $145.5 million, an increase of $13.5 million from the same period in 2004. On a same systems basis (without Carmel revenues), revenues increased $5.6 million or 5% from 2004 to 2005. Operating income of $17.9 million was an increase of $0.7 million or 4% over the same period in 2004. Operating income on a same systems basis was $22.9 million, a $0.2 million increase over the first nine months of 2004. Increased revenues were partially offset by increases in marketing costs incurred due to the launch of new products and increasingly competitive markets.
     Average monthly revenue per basic subscriber as of September 30, 2005 was $71.24, an increase of $6.51 or 10% compared to the same period in 2004. Basic and expanded basic rate increases, higher revenues from Carmel subscribers and increased penetration of cable modem and digital video services were responsible for the higher average monthly revenue per basic subscriber.
     Cable made $20.6 million of capital expenditures during the nine months ended September 30, 2005. Rebuild expenditures of $8.4 million were concentrated in our

Rankin County, Mississippi system. The Rankin County rebuild was substantially completed in August. Cable expects the upgrade of its Brunswick area to be complete by the end of first quarter 2006. Commercial and residential line extension capital expenditures were approximately $4.0 million, customer premise equipment expenditures were $5.1 million, and scaleable infrastructure expenditures were $2.0 million for the nine months ended September 30, 2005.
Debt Covenant Compliance
     Media was in compliance with all its debt covenants as of September 30, 2005. Certain loan covenants in our credit facilities and senior subordinated debt utilize a defined term, Consolidated EBITDA or EBITDA, to compute covenant compliance items such as fixed charge coverage ratio.
     The indenture that governs our senior subordinated notes contains covenants which determine compliance based on a financial measure called “Consolidated EBITDA”. Additionally, our credit facilities contain certain covenants in which compliance is measured by computations substantially similar to those used in determining Consolidated EBITDA. Consolidated EBITDA is defined as net income before income taxes, minority interest, interest expense (net of interest income), depreciation and amortization, employee stock ownership plan (“ESOP”) expense, non-cash credits and charges, extraordinary, non-recurring or unusual items, and any gain or loss on the disposal of assets. Mathematically, Consolidated EBITDA is equivalent to operating income plus depreciation and amortization and ESOP expense, adjusted further for non-cash credits and charges, extraordinary, non-recurring or unusual items, and any gain or loss on the disposal of assets.
     Although Consolidated EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that Consolidated EBITDA is a meaningful measure of performance because it is commonly used in the radio and cable television industries to analyze and compare radio and cable television companies on the basis of operating performance, leverage and liquidity.
     Consolidated EBITDA should not be considered in isolation or as a substitute for or an alternative to net income, cash flow from operating activities or other operating or cash flow data prepared in accordance with GAAP. Consolidated EBITDA should not be considered an alternative measure of a company’s operating performance or liquidity. Consolidated EBITDA, as presented, may not be comparable to EBITDA or other similarly titled measures that may be used by other companies.

     For the three and nine months ended September 30, 2005 and 2004, Consolidated EBITDA may be calculated as follows:
Three months ended September 30, 2005:

(in millions)	Radio	Cable	Other	Total
Operating income	$15.9	$6.4	$(0.7)	$21.6
Depreciation and amortization	1.5	9.5	0.0	11.0
Allocated ESOP expense	2.6	1.0	0.0	3.6

Consolidated EBITDA	$20.0	$16.9	$(0.7)	$36.2

Three months ended September 30, 2004:

(in millions)	Radio	Cable	Other	Total
Operating income	$17.3	$4.3	$(0.5)	$21.1
Depreciation and amortization	1.6	10.4	0.1	12.1
Allocated ESOP expense	2.3	1.0	0.0	3.3

Consolidated EBITDA	$21.2	$15.7	$(0.4)	$36.5

Nine months ended September 30, 2005:

(in millions)	Radio	Cable	Other	Total
Operating income	$42.1	$17.9	$(6.1)	$53.9
Depreciation and amortization	4.7	28.6	0.4	33.7
Impairment loss	0.0	0.0	2.1	2.1
Allocated ESOP expense	7.3	2.9	0.2	10.4

Consolidated EBITDA	$54.1	$49.4	$(3.4)	$100.1

Nine months ended September 30, 2004:

(in millions)	Radio	Cable	Other	Total
Operating income	$45.1	$17.2	$(2.9)	$59.4
Depreciation and amortization	5.0	27.0	0.3	32.3
Allocated ESOP expense	6.8	2.7	0.1	9.6

Consolidated EBITDA	$56.9	$46.9	$(2.5)	$101.3

General
     Attached for your review is a schedule of unaudited selected financial information for the quarters and nine months ended September 30, 2005 and 2004.
Conference Call
     A conference call is scheduled to review Susquehanna Media Co.’s third quarter 2005 results on Wednesday, November 16, 2005 at 11:00 am EST. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.
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Some of the statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than historical facts included herein, including those regarding the pending sales of Media’s Radio and Cable businesses, market trends, Media’s financial position, business strategy, projected plans, estimated impact of accounting treatment changes, and objectives of management for future operations are forward-looking statements. Many of these risks are discussed in Media’s Annual Report on Form 10-K for the year ended December 31, 2004. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media’s markets), Media’s ability to meet expectations and estimates concerning future financial performance, financing plans, Media’s ability to service its outstanding indebtedness, the pending sales of Media’s Radio and Cable businesses, the impact of competition, existing and future regulations affecting Media’s business, possible nonrenewal of cable franchises, decreases in Media’s customers advertising expenditures and other factors over which Media may have little or no control.

Susquehanna Media Co. and Subsidiaries
Selected Financial Information
(dollars in thousands, except Cable Operating Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Income Statement Data:
Revenues:
Radio	$62,063	$61,243	$172,728	$172,155
Cable	48,919	46,250	145,458	131,951
Other	189	940	2,077	2,507

Operating income (1)
Radio	15,962	17,290	42,144	45,072
Cable	6,426	4,469	17,919	17,247
Other	(773)	(629)	(6,153)	(2,866)

Total	21,615	21,130	53,910	59,453
Depreciation and amortization
Radio	1,500	1,603	4,707	5,013
Cable	9,426	10,370	28,558	26,955
Other	105	101	438	292

Total	11,031	12,074	33,703	32,260
Other Financial Data:
ESOP expense
Radio	2,588	2,327	7,278	6,752
Cable	970	952	2,877	2,678
Other	65	53	205	158

Total	3,623	3,332	10,360	9,588
Cable Performance Share Plan revaluation (1)	—	7	1,152	1,482
Impairment loss (2)	—	—	2,131	—
Interest expense, net	8,521	7,368	24,513	24,201
Interest income from loans to Parent (3)	1,602	1,674	4,755	4,986
Capital expenditures	12,310	12,006	26,748	28,745
Total long-term debt			560,543	606,741

Cable Operating Data:
Homes passed			361,732	354,715
Total customers (4)			232,184	234,609
Total customer penetration (5)			64.2%	66.1%
Basic video subscribers			225,211	231,682
Internal growth of subscribers (6)			-2.0%	-1.5%
Basic video penetration (7)			62.3%	65.3%
Digital customers (8)			63,816	58,883
Digital customer penetration (9)			28.3%	25.4%
Cable modems (10)			76,263	62,533
Cable modem penetration (11)			21.2%	19.6%
Average monthly revenue per basic subscriber (12)			$71.24	$64.73
Cable capital expenditures.			$20,641,000	$25,232,000

(1)	Operating income in 2005 includes $680,000, $452,000 and $20,000 of compensation expense in the Cable, Other and Radio segments, respectively, compared to compensation expense in 2004 of $901,000, $557,000 and $24,000 for the Cable, Other and Radio segments, respectively.
(2)	Impairment loss on goodwill and property, plant and equipment of Susquehanna Technologies (SusQtech).
(3)	Interest income on loans by Media to its Parent to fund the ESOP.
(4)	Total customers represent the sum of basic video customers and cable modem only customers.
(5)	Total customer penetration represents total customers as a percentage of homes passed.
(6)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(7)	Basic video penetration represents basic subscribers as a percentage of homes passed.
(8)	Digital customers represents the aggregate number of customer homes that subscribe to digital service.
(9)	Digital customer penetration represents digital customers as a percentage of basic subscribers.
(10)	Cable modems represents the aggregate number of cable modems that are billed for service.
(11)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.
(12)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.